Exhibit 21

FREQUENCY ELECTRONICS, INC. and SUBSIDIARIES

List of Subsidiaries of Registrant

Subsidiary & Name under which business is performed	Jurisdiction of Incorporation

Frequency Electronics, Inc.	Delaware

FEI Communications, Inc.	Delaware

FEI Government Systems, Inc.	Delaware

FEI Realty, Inc. (Inactive)	Delaware

Monitor Corp. (Inactive)	Delaware

FEI Zyfer, Inc.	Delaware

FEI-Elcom Tech, Inc.	Delaware

Gillam-FEI, s.a.	Belgium

Satel-FEI, s.a.	France

Frequency Electronics, Inc.	Asia People’s Republic of China